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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                         SUB SURFACE WASTE MANAGEMENT OF DELAWARE, INC.
--------------------------------------------------------------------------------
(Exact name of registrant as specified in its charter)

          Delaware                                      51-0401125
-------------------------------             ------------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

6451-C El Camino Real, Carlsbad, California                92009
-------------------------------------------         ----------------------
 (Address of principal executive offices)                (Zip Code)

                      2004-II EMPLOYEE STOCK INCENTIVE PLAN
    ------------------------------------------------------------------------
                            (Full title of the plan)

                            Bruce Beattie, President
                              6451-C El Camino Real
                           Carlsbad, California 92009
                                 (760) 918-1860

                                   copies to:

                              Nimish P. Patel, Esq.
                             Richardson & Patel LLP
                       10900 Wilshire Boulevard, Suite 500
                          Los Angeles, California 90024
                                 (310) 208-1182
    ------------------------------------------------------------------------
              (Name and address and telephone of agent for service)

                                        CALCULATION OF REGISTRATION FEE
----------------------- --------------------- -------------------- --------------------- --------------------
                                               PROPOSED MAXIMUM      PROPOSED MAXIMUM
 TITLE OF SECURITIES        AMOUNT TO BE      OFFERING PRICE PER    AGGREGATE OFFERING        AMOUNT OF
   TO BE REGISTERED          REGISTERED            SHARE (1)             PRICE(1)         REGISTRATION FEE
----------------------- --------------------- -------------------- --------------------- --------------------
Common Stock                 2,000,000              $0.30                $600,000              $76.02
----------------------- --------------------- -------------------- --------------------- --------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of Regulation C as of the close of the market on November 5, 2004, based upon the average of the closing bid and ask prices as quoted on Nasdaq's OTC Bulletin Board for that date.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.           PLAN INFORMATION

Not Applicable

ITEM 2.           REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Not Applicable

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.           INCORPORATION OF DOCUMENTS BY REFERENCE.

                  The following documents are hereby incorporated by reference into this Registration Statement:

                  (a) The Annual Report on Form 10-KSB for the fiscal year ended September 30, 2003, filed by the Registrant with the Commission on January 14, 2004, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

                  (b) A description of the Registrant's securities contained in the Registrant's Registration Statement on Form SB-2 declared effective on November 8, 2004, including all amendments filed for the purpose of updating such common stock description.

                  (c) The Current Report on Form 8-K/A for December 10, 2002 filed with the Commission on October 30, 2003.

                  (d) The Current Report on Form 8-K/A for December 10, 2002 filed with the Commission on October 29, 2003.

                  (e) In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4.           DESCRIPTION OF SECURITIES.

         Not Applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

                                       2

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ITEM 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Richardson & Patel LLP, has given an opinion on the validity of the securities being registered hereunder. Erick Richardson and Nimish Patel, principals in the law firm, are eligible to receive shares of the Company's common stock pursuant to this Form S-8 registration statement.

ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our bylaws and certificate of incorporation entitle our directors or executive officers to indemnification to the fullest extent permitted under Section 145 of the Delaware General Corporation Law, as may be amended. Our bylaws and certificate of incorporation also provide that our directors shall not be liable to the company or our stockholders for monetary damages for breach of duty, except (a) for any breach of duty of loyalty to the company or our stockholders,
(b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which a director derived an improper personal benefit.

The Delaware General Corporation Law allows a company to indemnify our officers, directors, employees, and agents from any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except under certain circumstances. Indemnification may only occur if a determination has been made that the officer, director, employee, or agent acted in good faith and in a manner, which such person believed to be in the best interests of the Registrant. A determination may be made by the stockholders; by a majority of the directors who were not parties to the action, suit, or proceeding confirmed by opinion of independent legal counsel; or by opinion of independent legal counsel in the event a quorum of directors who were not a party to such action, suit, or proceeding does not exist.

Section 145 of the Delaware General Corporation Law, provides further for permissive indemnification of officers and directors, and insurance, as follows:

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so directs, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, reference to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

Provided the terms and conditions of these provisions under Delaware law are met, officers, directors, employees, and agents of the Registrant may be indemnified against any cost, loss, or expense arising our of any liability under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 7.           EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable

ITEM 8.           EXHIBITS.

                  4.1      2004-II Employee Stock Incentive Plan
                  5.1      Opinion and Consent from Richardson & Patel LLP
                 23.1      Consent of Russell Bedford Stefanou Mirchandani LLP
                 23.2      Consent of Richardson & Patel, LLP (included in
                           Exhibit 5.1)

ITEM 9.           UNDERTAKINGS

             The undersigned Registrant hereby undertakes:

                  (a) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (1) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on November 5, 2004.

                             SUB SURFACE WASTE MANAGEMENT OF DELAWARE, INC.

                                    By  /S/ BRUCE S. BEATTIE
                                       -----------------------------------------
                                       Bruce S. Beattie, Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities on the dates indicated below.


         NAME                          POSITION                                  DATE
         ----                          --------                                  ----

/S/ BRUCE S. BEATTIE            President, CEO and Director                November 5, 2004
--------------------
Bruce S. Beattie

/S/ BEHZAD MIRZAYI              Chief Operating Officer and Director       November 5, 2004
------------------
Behzad Mirzayi

/S/ CONRAD NAGEL                Chief Financial Officer and Director       November 5, 2004
----------------
Conrad Nagel

/S/ ROBERT C. BREHM             Secretary and Director                     November 5, 2004
-------------------
Robert C. Brehm

/S/ BILL HOPKINS                Director                                   November 5, 2004
----------------
Bill Hopkins
